Exhibit 11.1

BIRKS GROUP INC.

POLICY, PROCEDURES AND GUIDELINES GOVERNING

INSIDER TRADING AND DISCLOSURE

I.	PURPOSE

Birks Group Inc. (the “Company”) is a corporation incorporated under the Canada Business Corporations Act (the “CBCA”) and is considered a “foreign private issuer” under the United States Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Company’s Class A Voting Shares are listed and traded on the NYSE American. In order to comply with the CBCA, U.S. federal and state securities laws governing (a) trading in Company securities while in the possession of “material nonpublic information” concerning the Company, and (b) disclosing material nonpublic information to outsiders (“Tipping”), and in order to prevent the appearance of improper insider trading or disclosure, the Company has adopted this Policy, Procedures and Guidelines Governing Insider Trading (this “Policy”) for all of its directors, officers and employees, their family members, and specially designated outsiders who have access to the Company’s material nonpublic information hereinafter collectively referred to as “Insiders”.

II.	SCOPE

A.

This Policy covers all directors, officers and employees of the Company, their family members, and any outsiders whom the Compliance Officer (as defined herein) may designate as Insiders because they have access to material nonpublic information concerning the Company.

B.

This Policy applies to any and all transactions in the Company’s securities, including its common stock, options to purchase common stock, and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants, or exchange-traded options or other derivative securities.

C.

This Policy will be delivered to all directors, officers, employees, and designated outsiders upon its adoption by the Company, and to all new directors, officers, employees, and designated outsiders at the start of their employment or relationship with the Company. In addition, this Policy, as may be amended from time to time, will be posted on the Company’s intranet site and provided to Insiders on a periodic basis. Upon first receiving a copy of this Policy or any revised versions, each Insider must sign an acknowledgment that he or she has received a copy and agrees to comply with the Policy’s terms. “Key Insiders”, as defined below, may be required to certify compliance with this Policy on an annual basis.

Adopted by the Board of Directors: 06-02-06

Last Revised 09-14-23

III.	KEY INSIDERS

The Company has designated those positions listed on Exhibit A attached hereto as Key Insiders (including relatives and persons sharing the same household) who, because of their position with the Company and their access to material nonpublic information, must obtain the prior approval before engaging in any transaction involving Company securities from the Compliance Committee (as defined below) in accordance with the procedures set forth in Section VI.C below. The Company will amend Exhibit A from time to time as necessary to reflect any changes to positions considered to be Key Insiders.

IV.	INSIDER TRADING COMPLIANCE OFFICER AND COMPLIANCE COMMITTEE

The Company has designated the Chief Financial Officer as its Insider Trading Compliance Officer (the “Compliance Officer”). The Insider Trading Compliance Committee (the “Compliance Committee”) will consist of the Compliance Officer and the Company’s Chief Legal Officer. The Compliance Committee will review and either approve or disapprove all proposed trades by Key Insiders in accordance with the procedures set forth in Section VI.C below.

In addition to the trading approval duties described in Section VI.C below, the duties of the Compliance Committee will include the following:

A.	Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.

B.	Responding to all inquiries relating to this Policy and its procedures.

C.	Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities.

D.

Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons who the Compliance Officer determines have access to material nonpublic information concerning the Company.

E.

Administering, monitoring and enforcing compliance with the CBCA and all federal and state insider trading laws and regulations, including without limitation Part XI of the CBCA, Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933 (the “Securities Act”).

F.	Recommending to the Board of Directors for approval appropriate revisions to this Policy as necessary to reflect changes in the CBCA, U.S. federal or state insider trading laws and regulations.

G.	Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein.

H.	Maintaining the accuracy of the list of Key Insiders as attached on Exhibit A, and updating it periodically as necessary to reflect additions to or deletions from such Exhibit.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties or the duties of the other member of the Compliance Committee in the event that the Compliance Officer or other Compliance Committee member is unable or unavailable to perform such duties.

V.	DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

A.	“MATERIAL” INFORMATION

Information about the Company is “material” if it would be expected to affect the investment or voting decisions of the reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the price of Company securities. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•	Financial performance, six-months interim and year-end earnings, and significant changes in financial performance or liquidity.

•	Company projections and strategic plans.

•	Potential mergers and acquisitions or the sale of Company assets or subsidiaries.

•	New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.

•	Significant changes or developments in supplies or inventory, including product defects or product returns.

•	Significant pricing changes.

•	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.

•	Significant changes in senior management.

•	Significant labor disputes or negotiations.

•	Actual or threatened major litigation, or the resolution of such litigation.

•

A significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. Obviously, what is material information cannot be described or listed with precision, since there are many gray areas and varying circumstances. When in doubt about whether particular nonpublic information is material, you should presume it is material and consult with the Company’s Chief Legal Officer.

B.	“NONPUBLIC” INFORMATION

Material information is “nonpublic” if it has not been widely disseminated to the public through major newswire services, national news services, or financial news services. For the purposes of this Policy, information will be considered public, i.e., no longer “nonpublic”, after the close of trading on the second full trading day following the Company’s widespread public release of the information.

C.	CONSULT THE COMPLIANCE OFFICER FOR GUIDANCE

Any Insiders who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

VI.	STATEMENT OF COMPANY POLICY AND PROCEDURES

A.	PROHIBITED ACTIVITIES

1.	No Insider may trade in Company securities while possessing material nonpublic information concerning the Company.

2.	No Insider may trade in Company securities during “Blackout Periods” described in Section VI.B below, or during any special trading blackout periods designated by the Compliance Officer.

3.

No Key Insider may trade in Company securities unless the trade(s) have been approved by the Compliance Committee in accordance with the procedures set forth in Section VI.C below. Key Insiders who wish to sell Company securities are strongly encouraged to sell their securities pursuant to a predetermined written plan, which plan has been approved by the Compliance Committee, and complies with Rule 10b5-1 of the Exchange Act (including “cooling-off periods”, prohibitions on multiple overlapping plans, limitations on “single-trade plans” and mandated representations regarding legal compliance) and which may not be modified or terminated except in compliance with this policy and applicable law and regulation. The Compliance Committee shall not approve any plan to trade Company securities that does not meet the criteria set forth in Section VI.F below. In addition to the requirement that adoption of a trading plan be approved by the Compliance Committee, any termination or modification of a trading plan must also be approved and the Compliance Committee must be provided not less than 7 days notice of the intent to take any such action. The Company will comply with any disclosure obligations required by applicable law and regulation if any director or officer has adopted, modified or terminated a Rule 10b5-1 plan. Key Insiders should retain all records and documents that support their reasons for making each trade.

4.

The Compliance Officer may not trade in Company securities unless the trade(s) have been approved by the other member of the Compliance Committee and the Company’s Chief Executive Officer in accordance with the procedures set forth in Section VI.C below.

5.

No Insider may disclose or “tip” material nonpublic information concerning the Company to any outside person (including family members, analysts, individual investors, and members of the investment community and news media), unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Chief Financial Officer.

6.

No Insider may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that Insiders should advise others not to trade if doing so might violate the law or this Policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess material nonpublic information about the Company.

7.	No Insider may trade in any interest or position relating to the future price of Company securities, such as a put, call or short sale.

8.

No Insider may (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company, (b) disclose or “tip” material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing material nonpublic information about that company.

B.	BLACKOUT PERIODS

1.

Blackout Periods for Key Insiders. In addition to the general prohibition on trading at any time while in possession of material nonpublic information, Key Insiders may not trade in Company securities (other than as specified by this Policy) during a “Blackout Period” beginning:

(i) 30 days prior to the end of a fiscal year and ending at the close of trading on the second full trading day following the later of: (i) the Company’s widespread public release of year-end earnings results, and (ii) sales results for the following first fiscal quarter if any, and

(ii) 30 days prior to the end of the Company’s six-month interim period and ending at the close of trading on the second full trading day following the later of: (i) the Company’s widespread public release of six-month interim period earnings results, and (ii) holiday sales results for the third fiscal quarter if any and in the event that no such sales results are released, January 15.

2.

Blackout Periods for All Other Employees and Insiders. In addition to the general prohibition on trading at any time while in possession of material nonpublic information, all employees and Insiders who are not Key Insiders may not trade in Company securities (other than as specified by this Policy) during a “Blackout Period” beginning:

(i) 30 days prior to the end of a fiscal year and ending at the close of trading on the second full trading day following the later of: (i) the Company’s widespread public release of year-end earnings results, and (ii) sales results for the following first fiscal quarter if any, and

(ii) 30 days prior to the end of the Company’s six-month interim period and ending at the close of trading on the second full trading day following the later of: (i) the Company’s widespread public release of six-month interim period earnings results, and (ii) sales results for the third fiscal quarter if any and in the event that no such sales results are released, January 15.

3.

No Trading During Trading Windows While in Possession of Material Nonpublic Information. No Insiders possessing material nonpublic information concerning the Company may trade in Company securities even during applicable trading windows. However, Insiders possessing such information may trade during a trading window only after the close of trading on the second full trading day following the Company’s widespread public release of such information.

4.

No Trading During Blackout Periods. No Insiders may trade in Company securities during Blackout Periods or during any special blackout periods that the Compliance Officer may designate. No Insiders may disclose to any third party that a special blackout period has been designated.

5.

Exceptions for Hardship Cases. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special blackout periods) due to financial hardship or other hardships, but only in accordance with the procedures set forth in Section VI.C.2 below.

6.

Other Exceptions. Under certain very limited circumstances, an Insider subject to restrictions under this Policy may be permitted to trade during a Blackout Period, but only if the Compliance Officer concludes that the Insider does not in fact possess material nonpublic information. Insiders wishing to trade during a Blackout Period must contact the Compliance Officer for approval at least two business days in advance of any proposed trades involving Company securities.

C.	PROCEDURES FOR APPROVING TRADES BY KEY INSIDERS, HARDSHIP CASES AND EXCEPTIONS

1.	Key Insider Trades. No Key Insider may trade in Company securities until:

a.	the person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s),

b.

the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that (i) he or she is not in possession of material nonpublic information concerning the Company and (ii) the proposed trade(s) do not violate the trading restrictions of Rule 144 of the Securities Act, and

c.	the Compliance Committee has approved the trade(s), and the Compliance Officer has certified the Compliance Committee’s approval in writing.

2.

Hardship Trades. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows due to financial hardship or other hardships only after

a.	the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s),

b.

the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not in possession of material nonpublic information concerning the Company, and

c.

the Compliance Committee has approved the trade(s) and the Compliance Officer has certified the Compliance Committee’s approval in writing. Only the Compliance Officer’s approval is necessary for hardship trades by Insiders who are not Key Insiders.

3.	Exceptions. In certain very limited circumstances, the Compliance Officer may, on a case-by-case basis, authorize trading in Company securities during a Blackout Period only after

a.	the person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s),

b.

the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not in possession of material nonpublic information concerning the Company, and

c.

the Compliance Committee has approved the trade(s) and the Compliance Officer has certified the Compliance Committee’s approval in writing. Only the Compliance Officer’s approval is necessary for exceptions by Insiders who are not Key Insiders.

4.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer or Compliance Committee to approve any trades requested by Key Insiders, hardship applicants or exceptions applicants. The Compliance Officer or Compliance Committee may reject any trading requests at their sole reasonable discretion.

D.	EMPLOYEE BENEFIT PLANS

1.

Employee Stock Purchase Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to employee benefit plans (e.g., pension or 401K plans) that are used to purchase Company securities pursuant to the employees’ advance instructions. However, no officers or employees may alter their instructions regarding the purchase or sale of Company securities in such plans while in the possession of material nonpublic information.

2.

Stock Option Plans. The trading prohibitions and restrictions of this Policy apply to all sales of securities acquired through the exercise of stock options granted by the Company, but not to the acquisition of securities through such exercises.

3.	Warrants. The trading prohibitions and restrictions of this Policy apply to all sales of securities acquired through the exercise of Company warrants.

E.	PRIORITY OF STATUTORY OR REGULATORY TRADING RESTRICTIONS

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by the CBCA, U.S. federal or state securities laws and regulations, e.g., restrictions on the sale of securities subject to Rule 144 under the Securities Act. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.

F.

PREDETERMINED TRADING PLANS. Prior to approving a plan to trade Company securities, the Compliance Committee shall confirm that such plan meets the requirements of Rule 10b5-1 under the Exchange Act (such predetermined trading plan, a “Rule 10b5-1 plan”), as well as the following criteria:

1.	If to be newly adopted, has been submitted to the Compliance Committee for review and approval at least five business days prior to adoption;

2.	If revised, amended or terminated, has been submitted to the Compliance Committee for review and approval at least at least five business days prior to implementation;

3.	Is not duplicative of any other Rule 10b5-1 plan (i.e., you may not enter in to more than one Rule 10b5-1 plan at a time, except in limited circumstances);

4.

Limits the use of the Rule 10b5-1 safe harbor to one single-trade plan in any 12-month period. A “single-trade plan” refers to a plan designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction;

5.	Is adopted by the Insider while the Insider is not in possession of any material nonpublic information concerning the securities of the Company or the Company;

6.

Was entered into during a trading window and not, unless the Compliance Committee approves otherwise, entered into, or modified, during Blackout Periods or during any special blackout periods that the Compliance Officer may designate;

7.

Contains a written representation from the Insider certifying that such Insider (i) is not aware of material nonpublic information about the Company or its securities and (ii) is adopting or modifying the Rule 10b5-1 plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b-5;

8.	Is in in writing;

9.

Either (i) expressly specifies the security or securities to be traded, the amount (which may be a number of shares or a dollar amount), price (which may be the market price on a particular date, a limit price or a specified price) and date of the proposed trades; (ii) provides a written formula or computer program, for determining amounts, prices, and dates; or (iii) did not permit the Insider to exercise any subsequent influence over how, when or whether to effect purchases or sales and gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Insider, so long as such third party does not possess any material nonpublic information about the Company; and

10.

The Insider may not alter or deviate from the Rule 10b5-1 plan (except as permitted by this policy and in compliance with law), or enter into a hedging transaction or position with respect to those securities.

For Section 16 reporting persons, trading under a pre-approved Rule 10b5-1 plan may not begin until after the expiration of a cooling-off period ending on the later of (x) 90 days after adoption of such plan and (y) (2) two business days following the disclosure of the Company’s financial results on Form 6-K or Form 20-F, as applicable, for the fiscal quarter in which the approved 10b5-1 plan was adopted, up to a maximum of 120 days. For all other persons subject to this Policy, an approved 10b5-1 plan may not begin until after the expiration of a 30-day cooling-off period after adoption of such plan. A cooling-off period is required by U.S. federal securities rules and designed to minimize any risk that a claim will be made that an individual was aware of material non-public information about the Company when he or she entered into the approved Rule 10b5-1 plan and/or that the plan was not entered into in good faith.

Transactions effected in full compliance with a pre-cleared trading plan will not require further pre-clearance at the time of the transaction. With respect to any pre-cleared trading plan, the third party effecting transactions on behalf of the Insider should be instructed to send duplicate confirmations of all such transactions to the Company’s Chief Legal Officer.

VII.	POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A.	CIVIL AND CRIMINAL PENALTIES

The consequences of prohibited insider trading or Tipping can be severe. Persons violating insider trading or Tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million, and serve a jail term of up to twenty years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.

B.	COMPANY DISCIPLINE

Violation of this Policy or the CBCA, or U.S. federal or state insider trading or Tipping laws by any director, officer or employee, or their family members, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company up to and including termination for cause.

C.	REPORTING OF VIOLATIONS

Any Insider who violates this Policy or the CBCA, or any U.S. federal or state laws governing insider trading or Tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the other Compliance Committee member and the Company’s legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the Securities and Exchange Commission or other appropriate governmental authority.

VIII.	INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Committee.

BIRKS GROUP INC.

RECEIPT AND ACKNOWLEDGMENT

I, __________________________________, hereby acknowledge that I have received and read a copy of the “Policy, Procedures and Guidelines Covering Insider Trading and Disclosure” and agree to comply with its terms. I understand that violation of insider trading or disclosure laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-titled Policy may subject me to discipline by the Company up to and including termination for cause.

Signature	Date

BIRKS GROUP INC.

APPLICATION AND APPROVAL FOR TRADING BY KEY INSIDERS

Name:

Title:

Proposed Trade Date:

Type of Security to be Traded:

Type of Trade (Purchase/Sale):

Number of Shares to be Traded:

*Reason(s) for Trading:

*Only required in hardship situations

EXAMPLES OF MATERIAL NONPUBLIC INFORMATION

While it is not possible to identify all information that would be deemed “material nonpublic information,” the following types of information ordinarily would be included in the definition if not yet publicly released by the Company:

•	Financial performance, especially monthly comparable store sales, interim and year-end earnings, and significant changes in financial performance or liquidity.

•	Company projections and strategic plans.

•	Potential mergers and acquisitions or the sale of Company assets or subsidiaries.

•	New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.

•	Major discoveries or significant changes or developments in products or product lines.

•	Significant changes or developments in supplies or inventory, including product defects or product returns.

•	Significant pricing changes.

•	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.

•	Significant changes in senior management.

•	Significant labor disputes or negotiations.

•	Actual or threatened major litigation, or the resolution of such litigation.

•

A significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure.

CERTIFICATION

I, ____________________________, hereby certify that I am not in possession of any material nonpublic information (as defined in the Company’s “Policy, Procedures and Guidelines Governing Insider Trading and Disclosure”) concerning Birks Group Inc., (ii) to the best of my knowledge, the proposed trade(s) listed above do not violate the trading restrictions of Rule 144 under the Securities Act of 1933, as amended, and (iii) to the best of my knowledge, the proposed trade(s) listed above do not violate Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. I understand that if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

Signature	Date

REVIEW AND DECISION

The undersigned hereby certifies that the Insider Trading Compliance Committee has reviewed the foregoing application and ____ APPROVES ____ DISAPPROVES the proposed trade(s).

Insider Trading Compliance Officer (or Designee)	Date